UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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RAND CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 2, 2019, Rand Capital Corporation issued the following earnings press release:

2200 Rand Building • Buffalo, New York 14203

FOR IMMEDIATE RELEASE

Rand Capital Announces First Quarter 2019 Results

●	eHealth Global Technologies, Inc. repaid $3.5 million loan

●	Invested $650,012 in two follow-on transactions during the first quarter

●	Net Asset Value per share grew to $5.06 at March 31, 2019, up $0.07 in the first quarter driven by net investment appreciation

●	Shareholder meeting scheduled for proposed transformational investment of $25 million by East Asset Management; Rand Board of Directors unanimously recommends shareholders vote for proposed transactions

BUFFALO, NY, May 2, 2019 – Rand Capital Corporation (Nasdaq: RAND) (“Rand”), a business development company, announced its results for the quarter ended March 31, 2019.

Allen F. (“Pete”) Grum, President and Chief Executive Officer of Rand Capital, commented, “We filed the definitive proxy statement and associated materials with the Securities and Exchange Commission that provides significant detail regarding the planned transformation of Rand Capital made possible by the proposed $25 million investment by East Asset Management. The proxy statement details the thorough process followed by our Board of Directors to advance this opportunity to drive future value for our shareholders.”

First Quarter 2019 Financial Highlights

●	Reported $5.06 net asset value (NAV) per share at March 31, 2019, compared with $4.99 at December 31, 2018. The increase was primarily due to net appreciation in portfolio investments, mostly related to Rand’s investment in Tilson Technology Management, Inc.

●	Received the repayment of a $3.5 million loan by eHealth Global Technologies, Inc.

●	Supported two current portfolio companies with $650,012 of follow-on equity investments:

○	Tilson Technology Management, Inc.	$500,012

○	KnowledgeVision Systems, Inc.	$150,000

●	Investment income nearly doubled over the prior-year first quarter driven by both higher interest and nonrecurring loan repayment fee income

●	Drew down $2.25 million of new SBA leverage commitment to fund investment activity and operations; new debt carries 3.2% annual fixed rate interest through its maturity in 2029

●	At March 31, 2019, portfolio fair value was $32.5 million and consolidated cash was $8.7 million, of which $1.9 million was available for corporate purposes and $6.8 million is restricted to the SBIC.

During the quarter, Rand’s portfolio company, eHealth Global Technologies, Inc., repaid its $3.5 million loan from Rand with proceeds from its $41 million recapitalization.

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Rand Capital Announces First Quarter 2019 Results May 2, 2019 Page 2 of 6

Daniel P. Penberthy, Rand’s Executive Vice President, stated, “In 2016, we were introduced to eHealth by a co-investor with whom we had partnered on previous transactions. We made an initial investment of $1.5 million in eHealth to support the company’s strategic growth, including expansion of its electronic medical record retrieval business into additional health network systems. We invested an additional $2 million during this short investment period as the company continued its growth trajectory. eHealth grew its employee count by over 30% during Rand’s investment tenure, while Rand benefited from a strong yield on its investment.”

Total investment income in the first quarter of 2019 nearly doubled to $719,000 from $363,000 in the same period last year. The increase included higher interest as well as approximately $225,000 of nonrecurring fee income associated with the loan repayment by eHealth. Total expenses in the 2019 and 2018 first quarters were $690,000 and $589,000, respectively. Higher expenses reflected a $125,000 increase in professional fees related mostly to the proposed strategic investment by East.

The net change in unrealized appreciation/depreciation on investments was approximately $402,000 of net appreciation in the first quarter of 2019 compared with $347,000 of net depreciation in the 2018 first quarter. The net appreciation in the 2019 quarter was driven by an increase in the valuation of the Company’s investment in Tilson, partially offset by decreases in valuations of other portfolio companies.

Selected Portfolio Highlights

●	Tilson Technology Management, Inc., which has been recognized for eight consecutive years on the Inc. 5000 list of fastest growing companies, provides network deployment and information system professional services to telecom, construction, utility and government clients. Tilson recently announced that it raised up to $100 million in funding commitment to support the expansion of its nationwide network of infrastructure design-build services and to enable the spin-out and capitalization of its asset ownership affiliate, SQF, LLC. SQF maintains authority to own and develop telecommunications assets in public rights-of-way throughout the United States and is a leading pole owner and solutions provider for 5G. Supported by Tilson’s real-estate entitlement, engineering, construction and operational capabilities, SQF provides customers with a range of infrastructure options, from single site design-build services to fully outsourced deployment and management nationwide. Including its additional investment and market value appreciation recorded in the first quarter, Rand’s total investment in Tilson was valued at approximately $5.0 million at March 31, 2019.

●	KnowledgeVision Systems, Inc. is a leader in smart media creation, hosting and tracking technology. Its Knovio® video platform is used by more than 300,000 people worldwide in more than 2,000 companies and campuses to create, host, share, organize, collaborate around, and measure online media and presentation content. The company recently announced the launch of Knovio AutoNarrate, a feature for online presentations that virtually eliminates searching for voice-over talent and time-consuming scheduling to help content creators deliver narrated presentations in multiple languages in seconds. The company believes that this feature represents an evolution in how training, human resources and corporate communications professionals deliver audio presentations. It gives companies an effective and flexible option to reach global audiences with translated content. Including its first quarter investment, at March 31, 2019, Rand’s investment in KnowledgeVision was valued at approximately $1.2 million.

As of March 31, 2019, Rand’s portfolio consisted of 29 active companies. At that date, the portfolio was comprised of approximately 66% in equity investments and 34% in debt investments, compared with 60% in equity investments and 40% in debt investments at March 31, 2018.

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Rand Capital Announces First Quarter 2019 Results May 2, 2019 Page 3 of 6

Webcast and Conference Call

Rand will host a conference call and live webcast today, May 2, 2019, at 3:30 p.m. Eastern Time to review its financial condition and results for the 2019 first quarter, as well as its strategy and outlook. The review will be accompanied by a slide presentation, which will be available on Rand’s website at www.randcapital.com under the “Investor Relations” heading. A question-and-answer session will follow the formal presentation.

Rand’s conference call can be accessed by calling (201) 689-8263. Alternatively, the webcast can be monitored on Rand’s website at www.randcapital.com under the “Investor Relations” heading.

A telephonic replay will be available from 6:30 p.m. ET on the day of the call through Thursday, May 9, 2019. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13689533. The webcast replay will be available in the Investors section at www.randcapital.com, where a transcript will also be posted once available.

ABOUT RAND CAPITAL

Rand Capital (Nasdaq: RAND) is a Business Development Company (BDC) with a wholly-owned subsidiary licensed by the U.S. Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand focuses its equity investments in early or expansion stage companies and generally lends to more mature companies. Additional information can be found at the Company’s website where it regularly posts information: http://www.randcapital.com/.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than historical facts, including but not limited to statements regarding the expected timing of the closing of the proposed transactions; the ability of the parties to complete the proposed transactions considering the various closing conditions, including receipt of necessary shareholder approvals and approval from the U.S. Small Business Administration (“SBA”); the intention of Rand Capital Corporation (“Rand Capital”, “Rand” or the “Company”) and Rand Capital SBIC, Inc. (“Rand SBIC”) to elect to be taxed as a regulated investment companies for U.S. federal tax purposes; the intention to declare and pay a special cash and stock dividend after the closing of the proposed transactions; the intention to pay a regular cash dividend after the completion of the proposed transactions; the expected benefits of the proposed transactions such as a lower expense-to-asset ratio for Rand Capital, increased net investment income, availability of additional resources, expanded access to and sourcing platform for new investments and streamlining of operations under the external management structure; the business strategy of originating additional income producing investments; the competitive ability and position of Rand Capital following completion of the proposed transactions; and any assumptions underlying any of the foregoing, are forward-looking statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) that one or more closing conditions to the stock purchase may not be satisfied or waived, on a timely basis or otherwise, including that the SBA may not approve the proposed transactions or that the required approvals by the shareholders of Rand Capital may not be obtained; (2) the risk that the proposed transactions may not be completed in the time frame expected by parties, or at all; (3) the risk that Rand Capital and/or Rand SBIC may be unable to fulfill the conditions required in order to elect to be treated as a regulated investment company for U.S. tax purposes; (4) uncertainty of the expected financial performance of Rand Capital following completion of the proposed transactions; (5) failure to realize the anticipated benefits of the proposed transactions, including as a result of delay in completing the proposed transactions; (6) the risk that the board of directors of Rand Capital is unable or unwilling to declare and pay the special cash and stock dividend or pay quarterly dividends on a going forward basis; (7) the occurrence of any event that could give rise to termination of the stock purchase agreement; (8) the risk that shareholder litigation in connection with the proposed transactions may affect the timing or occurrence of the contemplated transactions or result in significant costs of defense, indemnification and liability; (9) evolving legal, regulatory and tax regimes; (10) changes in general economic and/or industry specific conditions; and (11) other risk factors as detailed from time to time in Rand Capital’s reports filed with the Securities and Exchange Commission (“SEC”), including Rand Capital’s annual report on Form 10-K for the year ended December 31, 2018, later filed quarterly reports on Form 10-Q, the definitive proxy statement for the proposed transactions and other documents filed with the SEC. Consequently, such forward-looking statements should be regarded as Rand Capital’s current plans, estimates and beliefs. Except as required by applicable law, Rand Capital assumes no obligation to update the forward-looking information contained in this release.

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Rand Capital Announces First Quarter 2019 Results May 2, 2019 Page 4 of 6

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of solicitation of proxies from shareholders of Rand Capital in respect of the proposed transactions. Rand Capital has filed the definitive proxy statement in respect of the proposed transactions, which was first sent or made available to shareholders on or about April 18, 2019. INVESTORS OF RAND CAPITAL ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors may obtain the definitive proxy statement and other documents filed by Rand Capital with the SEC from the SEC’s website at www.sec.gov or from Rand Capital’s website at www.randcapital.com. Investors and security holders may also obtain free copies of the definitive proxy statement and other documents filed with the SEC from Rand Capital by calling Investor Relations at 716-843-3908.

Participants in the Solicitation

Rand Capital and its directors, executive officers, employees and other persons may be deemed to be participants in the solicitation of proxies from the shareholders of Rand Capital in respect of the proposed transactions. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Rand Capital shareholders in connection with the proposed transactions is set forth in the definitive proxy statement filed with the SEC, which can be obtained free of charge from the sources indicated above.

Contacts:

Company:	Investors:

Allen F. (“Pete”) Grum	Deborah K. Pawlowski / Karen L. Howard
President and CEO	Kei Advisors LLC
Phone: 716.853.0802	Phone: 716.843.3908 / 716.843.3942
Email: pgrum@randcapital.com	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Rand Capital Announces First Quarter 2019 Results May 2, 2019 Page 5 of 6

Rand Capital Corporation and Subsidiary

Consolidated Statements of Financial Position

	March 31,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Investments at fair value:
Control investments (cost of $0 and $99,500)	$-	$99,500
Affiliate investments (cost of $21,442,998 and $20,708,659, respectively)	18,804,026	17,026,091
Non-Control/Non-Affiliate investments (cost of $14,151,246 and $17,483,984, respectively)	13,687,175	17,541,213
Total investments, at fair value (cost of $35,594,244 and $38,292,143, respectively)	32,491,201	34,666,804
Cash and cash equivalents	8,694,705	4,033,792
Interest receivable (net of allowance: $161,000)	137,214	145,532
Deferred tax asset	425,461	525,198
Prepaid income taxes	846,120	1,138,708
Other assets	338,507	11,690
Total assets	$42,933,208	$40,521,724

LIABILITIES AND STOCKHOLDERS’ EQUITY (NET ASSETS)
Liabilities:
Debentures guaranteed by the SBA (net of debt issuance costs)	$10,758,657	$8,554,443
Profit sharing and bonus payable	-	125,000
Accounts payable and accrued expenses	154,082	245,758
Deferred revenue	40,867	72,336
Total liabilities	10,953,606	8,997,537

Stockholders’ equity (net assets):
Common stock, $0 10 par; shares authorized 10,000,000; shares issued 6,863,034; shares outstanding of 6,321,988 at 3/31/19 and 12/31/18	686,304	686,304
Capital in excess of par value	10,581,789	10,581,789
Accumulated net investment loss	(1,642,785)	(1,665,552)
Undistributed net realized gain on investments	26,252,574	26,221,443
Net unrealized depreciation on investments	(2,429,175)	(2,830,692)
Treasury stock, at cost: 541,046 shares	(1,469,105)	(1,469,105)
Total stockholders’ equity (net assets) (per share - 3/31/19: $5.06; 12/31/18: $4.99)	31,979,602	31,524,187
Total liabilities and stockholders’ equity (net assets)	$42,933,208	$40,521,724

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Rand Capital Announces First Quarter 2019 Results May 2, 2019 Page 6 of 6

Rand Capital Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	For the Quarter Ended March 31,
	2019	2018
Investment income:
Interest from portfolio companies:
Affiliate investments	$208,715	$147,036
Non-Control/Non-Affiliate investments	197,250	150,312
Total interest from portfolio companies	405,965	297,348

Interest from other investments:
Non-Control/Non-Affiliate investments	17,811	5,110
Total interest from other investments	17,811	5,110

Dividend and other investment income:
Affiliate investments	34,625	50,783
Non-Control/Non-Affiliate investments	-	3,382
Total dividend and other investment income	34,625	54,165

Fee income:
Affiliate investments	4,247	3,167
Non-Control/Non-Affiliate investments	256,722	3,019
Total fee income	260,969	6,186
Total investment income	719,370	362,809

Expenses:
Salaries	181,500	169,874
Employee benefits	62,932	63,745
Directors’ fees	28,624	34,875
Professional fees	226,655	101,687
Stockholders and office operating	61,255	64,439
Insurance	9,601	11,988
Corporate development	18,460	15,796
Other operating	1,584	2,691
	590,611	465,095
Interest on SBA obligations	99,124	77,569
Bad debt expense	-	45,900
Total expenses	689,735	588,564
Net investment gain (loss) before income taxes	29,635	(225,755)
Income tax expense (benefit)	6,868	(52,426)
Net investment gain (loss)	22,767	(173,329)

Net realized gain on sales and dispositions of investments:
Control investments	40,500	-
Income tax expense	9,369	-
Net realized gain on sales and dispositions of investments	31,131	-

Net change in unrealized depreciation or appreciation on investments:
Affiliate investments	1,043,595	(250,000)
Non-Control/Non-Affiliate investments	(521,300)	(201,489)
Change in unrealized depreciation or appreciation before income tax expense (benefit)	522,296	(451,489)
Deferred income tax expense (benefit)	120,779	(104,405)
Net change in unrealized depreciation or appreciation on investments	401,517	(347,084)

Net realized and unrealized gain (loss) on investments	432,648	(347,084)
Net increase (decrease) in net assets from operations	$455,415	$(520,413)
Weighted average shares outstanding	6,321,988	6,321,988
Basic and diluted net increase (decrease) in net assets from operations per share	$0.07	$(0.08)

-END-

On May 2, 2019, Rand Capital Corporation used the following presentation as a reference during its earnings conference call for the first quarter of 2019 and posted the following presentation to its website:

First Quarter 2019 Financial Results

May 2, 2019

Allen F. “Pete” Grum
President & CEO

Daniel P. Penberthy
Executive Vice President & CFO

© 2019 Rand Capital Corporation

NASDAQ: RAND

Key 2019 Developments

- Filed definitive proxy statement for proposed $25 million investment by East Asset Management
- Announced intention of Rand management and East to elect to receive all stock in proposed special dividend, increasing cash available to other shareholders
- Received $3.5 million loan repayment from eHealth Global Technologies
- Made follow-on investments in two current portfolio companies
  - Tilson Technology Management, Inc. $500,012
  - KnowledgeVision Systems, Inc. $150,000
- NAV of $5.06 per share at 3/31/2019; up from $4.99 at 12/31/2018
  - Driven by net appreciation in portfolio investments
  - Investment income increased 98% over the prior-year first quarter*
- Drew down $2.25 million of SBA leverage commitment

* includes nonrecurring loan repayment fee income in the amount of $225,000 received during the three months ended March 31, 2019

© 2019 Rand Capital Corporation
3

Key Transaction Terms

Strategic Investment	• East Asset Management, LLC ("EAM" or "East") to strategically invest $25 million in Rand • Consideration will include a combination of cash and yielding assets • EAM receives approximately 8.3 million shares of Rand common stock • Purchase price of $3.00 per share, represents a 33% premium to closing price on 1/24/19
Externalize Management	• Externalized management: establishment of Rand Capital Management LLC ("RCM") • Expected to reduce expense-to-asset ratios for Rand • Maintains continuity of leadership while expanding available investment resources
Fee Structure	• Base management fee: 1.5% of total assets, other than cash and cash equivalents • Net investment income incentive fee: 20% above 7% hurdle rate (with full catch-up provision, subject to total return requirement beginning two years and three months after the effective date) • Net realized capital gains incentive fee: 20% of cumulative net capital gains
Intention to Qualify For and Elect "RIC" status	• Proposed Regulated Investment Company ("RIC") election eliminates corporate-level U.S. federal income tax on annual earnings timely distributed to shareholders • Requires certain initial conditions: includes distribution of accumulated earnings & profits • Supports establishment of regular dividend
Income Producing Assets	• New assets contributed by EAM immediately accretive to net investment income • Focus on income producing investments to support cash dividend for shareholders • Rand determines whether to accept or reject the assets

© 2019 Rand Capital Corporation

4

The Transformation of Rand

Why support the proposals made by the Board?

$25 million strategic investment by East Asset Management enables:

- **Improved market valuation**: $3.00 purchase price represents a 33% premium to the closing price of $2.26 per share on January 24, 2019, the day prior to the announcement of the transactions
    - A testament to the overwhelmingly positive market reception of the transaction
    - A 19% premium to VWAP* of RAND over the 1-year period prior to that date.
- **Reduced operating expense ratio** with planned externalization of management provides a direct and tangible expected benefit to shareholders
- **Increased scale and current income** with infusion of capital and income producing assets
- **Expected Special Dividend** distribution of $1.50 per share with election of regulated investment company ("RIC") status
    - *Eliminates corporate-level U.S. federal tax for the Company on ordinary income or capital gains distributed to shareholders*
- **Expected ongoing regular dividends**, subject to board approval

Positioned for growth moving forward:

- Plan to build portfolio of income producing assets and grow capital base over time
- Anticipate greater total return to shareholders

*VWAP is the volume weighted average price, which is the average price of a security throughout the day based on both volume and price

© 2019 Rand Capital Corporation 5

Shareholders Benefit from Transformation

Tax Benefits and Special Dividend	**Eliminate corporate-level U.S. federal income taxes** • Rand intends to elect RIC tax treatment. A RIC is a "pass-through entity" that avoids corporate-level U.S. federal income tax • Requires distribution of accumulated earnings and profits estimated at $22 million, which is expected to be distributed by a Special Dividend in a ratio of 20% cash and 80% stock[1,2] **Expect to declare a $1.50 per share Special Dividend** • Approximately $0.78 in cash and $0.72 in stock dividend available for all shareholders other than East, Rand directors and management who intend to elect 100% stock distribution[2] • Distribution is taxable as a dividend, regardless if received in cash or stock
Future Dividends	**Structured for expected ongoing regular dividends** • Reduced operating expense ratio expected to improve earnings power • RIC entities must distribute >90% of their income to qualify
Valuation	**Expect improved capital market perception** • Greater scale with increase in total net asset value and expected increase in market capitalization • BDCs that are RICs historically have traded at higher valuation multiples than non-RIC BDCs • Broader investor audience as income producing stock

1. Special dividend amount and ratio of cash and stock are subject to final review of required distribution in order to elect RIC status post-closing and the aggregate amount of cash and stock available for distribution, as well as the individual and collective elections by shareholders
2. Figures are estimates based on values as of April 18, 2019 and are subject to change; East, each member of the Board and management intend to elect to receive all stock, which will be approximately 3.6 million shares

© 2019 Rand Capital Corporation
6

Reducing Asset-to-Expense Ratio; Adding to Portfolio

Externalization of Management

- Expected to reduce annual expenses as a percentage of portfolio assets
- Leverages talent and enhances investment decision processes
  - *Current management team to be employed by RCM*
- Broadens potential pipeline of investment opportunities
  - *Access to a network of family offices*
- Creates new investment committee with added talent from East

Expanding investment portfolio[1]

- New portfolio investments with a fair value of $11.6 million contributed to portfolio
  - *Rand management and board evaluated assets and determined a fair value*
  - *Recently originated assets by respected lenders*
  - *Assets are income producing with ~12% yield*
  - *If agreed upon value of assets are lower or higher at time of close, the difference will be an adjustment to cash*

1. Further details regarding the contributed assets can be found in the definitive proxy statement at "The Stock Purchase Transaction – Contributed Investment Assets"

© 2019 Rand Capital Corporation
7

The Alternative: Destroying Value

User-Friendly Phone Book ("USFB") Suggests Liquidating the Portfolio

- Destruction of shareholder value
  - *Likely realizable value of assets in a liquidation expected to be less than $3.00 per share*
- Eliminates future return potential
- Eliminates special dividend at $1.50 per share for shareholders and expected future dividend income

USFB Providing Factual Inaccuracies and Misleading, Unsupported Statements

- Suggests timing of announcement was "opportunistic" relative to Company's stock price
  - *Approved agreements at regularly scheduled Board meeting. In person board meeting needed to approve investment management agreement under requirements of Investment Company Act of 1940, as amended.*
- *"Hometown discount"* undefined and unsubstantiated
- States *"shareholders could receive 66% greater return by simply liquidating assets"* without any basis
- Provides erroneous statement that management is paid *"approximately $1 million per year in compensation"*
- Inaccurately states the CFO was added to board following the death of a board member
- Repeatedly stated their plans to distribute a "white" proxy card when RAND's proxy card had already been distributed and was white

© 2019 Rand Capital Corporation
8

The Future: Creating Value

Investment of $25 million from East purchase of Rand stock

- Cash infusion of ~$13.4 million; $4.4 million[1] to be used for expected Special Dividend
- Contributed income producing portfolio assets of ~$11.6 million; yielding ~12%[2]

Planned Special Dividend of $1.50 per share to Rand shareholders[3]

Anticipated ongoing regular dividends

- Expects to shift investment strategy towards more investment in interest yielding assets
- Expected to reduce operating expense ratio driving earnings for dividends

Stronger financial model with externalization of management

- Expected to reduce asset-to-expense ratio going forward

1. The distribution of cash will be prorated if shareholders elect to receive more than $4.4 million in cash
2. Further details regarding the contributed assets can be found in the proxy at "The Stock Purchase Transaction - Contributed Investment Assets"
3. If the Board takes action to approve the special dividend, each shareholder will have the option of requesting their special dividend in the form of cash and/or stock

© 2019 Rand Capital Corporation

9

Tilson Raising Capital to Fund Further Growth

TILSON

January 2015

Initial Investment

$5.0 million

Fair Value of Investment*

11%

Equity Ownership

Headquarters

Portland, ME

Revenue Stage

High Traction

Description

Provides network deployment construction and information system services management for cellular, fiber optic and wireless systems providers. Its affiliated entity, SQF, LLC is a CLEC supporting small cell 5G deployment.

Recent Business Activity

- Raising up to $100 million in funding to support its expansion
- Will utilize capital to continue growth:
  - Nationwide network infrastructure design-build services
  - Spin-out and capitalization of its asset ownership affiliate, SQF, LLC

** Based on Rand's investment as of March 31, 2019*

Learn more at https://tilsontech.com/

© 2019 Rand Capital Corporation

10

Diversified Portfolio

Investments by Industry Classification

March 31, 2019

Professional Services 15%
Other 6%
Manufacturing 19%
Healthcare 24%
Software 36%

Based on total investments at fair value of $32.5 million as of March 31, 2019

March 31, 2018

Professional Services 8%
Other 10%
Manufacturing 20%
Software 25%
Healthcare 37%

Based on total investments at fair value of $32.2 million as of March 31, 2018

© 2019 Rand Capital Corporation

11

Building Portfolio of Income Producing Assets

- Flexibility: adjust investments to meet needs
- Building investment income to cover operating expenses
- Include equity for upside potential

Portfolio Asset Mix

Debt
34%
Equity &
Membership
Interests
66%

$32.5 million
March 31, 2019

© 2019 Rand Capital Corporation
12

Top Five Investments in Portfolio

$32.5 million total portfolio, 29 active companies

	Company	Investments at Fair Value (in millions)	Year Acquired	Industry	% of Total Portfolio
TILSON	Tilson	$5.0	2015	Professional Services—Cellular Info Systems, Construction, Mgmt	15%
GENICON	Genicon	$4.5	2015	Healthcare—Surgical Instrumentation	14%
ACV AUCTIONS	ACV Auctions	$2.8	2016	Software—Live Mobile Auctions for Automobile Dealers	9%
Microcision Medical Implants, Components and Assemblies	Microcision	$2.5	2009	Manufacturer—Machined Medical Implants	8%
Rhēonix	Rheonix	$2.2	2009	Healthcare—Molecular Testing Devices	7%
	TOTAL Top 5	**$17.0**			**53%**

All values as of March 31, 2019, may not foot due to rounding

© 2019 Rand Capital Corporation

13

Financial Review

Daniel P. Penberthy
Executive Vice President & CFO

© 2019 Rand Capital Corporation

NASDAQ: RAND

Net Asset Value Per Share

(NAV per share, after tax)

$5.35
$5.16
$5.05
$4.99
$5.06
12/31/2015
12/31/2016
12/31/2017
12/31/2018
3/31/2019

- NAV improvement in the quarter from year-end 2018 driven primarily by fair value appreciation of Tilson Technology reflecting new investments
- More than offset declines in fair value of other assets

Portfolio gains/losses drive changes in NAV

© 2019 Rand Capital Corporation

15

Financial Summary

(in thousands, except per share data)

	Q1 2019	Q1 2018	$/% Δ
Investment income	$ 719	$ 363	$356/98%
Total expenses	690	589	$101/17%
Net investment gain (loss) before income taxes	29	(226)	$255/NM
Net realized and unrealized gain (loss) on investments	433	(347)	$780/NM
Net increase (decrease) in net assets from operations	455	(520)	$975/NM
Per share	$0.07	($0.08)	$0.15/NM

- Q1 2019 investment income increase driven by incremental interest and nonrecurring $225,000 fee income associated with the eHealth loan repayment
- Q1 2019 expenses included $125,000 of incremental professional fees associated proposed investment by East
- The Q1 2019 net appreciation of investments was driven by an increase in the valuation of the Tilson investment, partially offset by decreases in valuations of other companies

NM: Not Meaningful

© 2019 Rand Capital Corporation

16

Strong Balance Sheet

At March 31, 2019

Value/share	
$0.31	$1.9 million cash at Corporate
$1.07	$6.8 million cash in SBIC
$5.14	$32.5 million in portfolio investments
($1.74)	$11.0 million in SBA borrowings (maturity 2022-2029)
$0.28	$1.8 million other assets & liabilities, net
$5.06	Net Asset Value (NAV) per share

© 2019 Rand Capital Corporation

17

First Quarter 2019 Earnings Call

May 2, 2019

© 2019 Rand Capital Corporation

NASDAQ: RAND

On May 2, 2019, Rand Capital Corporation used the following script for its earnings conference call for the first quarter of 2019:

Rand Capital Corporation First Quarter 2019 Teleconference Script May 2, 2019

Deborah Pawlowski: Thank you and good afternoon everyone. We appreciate your time today for Rand’s First Quarter 2019 Financial Results Conference Call. On the line with me today are Pete Grum, our Chief Executive Officer and Dan Penberthy our Executive Vice President and Chief Financial Officer. You should have a copy of the release that crossed the wires this morning as well as the slides that will accompany our conversation. If not, they are available on our website at www.randcapital.com.

If you look at the slide deck and turn to Slide 2, let me point out some important information. As you are likely aware, we may make some forward-looking statements during this presentation and also during the question-and-answer session. These statements apply to future events that are subject to risks and uncertainties, as well as other factors that could cause actual results to differ from where we are today. These risks and uncertainties and other factors are provided in the earnings release as well as in other documents filed by the Company with the Securities and Exchange Commission. In addition, there is additional information related to the solicitation of proxies from shareholders in respect to the proposed transaction. We urge you to read the proxy statement and other materials filed with the Securities and Exchange Commission. You can find the information on our website or at SEC.gov.

With that, let me now turn it over to Pete who is going to summarize the highlights for the quarter and discuss the transformation that Rand is going through. Then Dan will follow with more details regarding the financials. Pete?

Pete Grum: Good afternoon everyone. Thank you for your time today as we discuss the proposed transaction and update you on our first quarter results.

Let me start with Slide 3 to touch on some key developments thus far this year. The most significant event is the filing of our definitive proxy statement and scheduling a Special Meeting of Shareholders requesting approval of the proposed $25 million dollar investment by East Asset Management. I’ll cover the proposed transaction more in the next few slides, but also want to point out that Rand management, Rand’s board of directors and East have elected to receive all stock in the proposed special dividend as a testament to our belief in the potential for the future for Rand following the transaction.

As to the quarter, we received $3.5 million from eHealth Global technologies for the repayment of their loan. As Dan noted in the release, this was a rather short-term investment for us at less than three years that provided a nice yield. We also had two follow-on investments totaling $650,012. We invested $500,012 in Tilson Technology Management as part of a larger investment by other parties to support their growth. We also invested $150,000 in KnowledgeVision Systems as they expand their product portfolio.

At the end of the quarter our net asset value or, NAV, increased to $5.06 per share at the end of March, up from $4.99 at the end of December. The increase was driven by the net appreciation of our portfolio investments. Dan will provide further details on those.

Investment income almost doubled to $719 thousand mostly from the eHealth loan repayment. Excluding the loan repayment, the investment income was up 36%. This quarter we also drew down $2.25 million of our SBA leverage commitment for our investment plans, including those made this last quarter.

Turning to Slide 4, I want to take this opportunity to provide a review of the potential for creating value for our shareholders through the transformation of Rand. The proposed $25 million dollar strategic investment by East Asset management can make this possible. They are purchasing 8.3 million shares at a price of 3 dollars per share. That price is a 33% premium to our closing price the day prior to the announcement.

As part of the transaction, we plan to externalize management and elect to be treated as a regulated investment company, or RIC, for tax purposes. These actions align us better with the majority of BDCs. There are 50 publicly traded BDCs and we are the smallest in market cap and NAV. Of those, the number of non-dividend paying BDCs has declined to now just five, including us. There is a reason there are only five remaining, and that is because this is not a preferred business model.

Rand Capital Corporation First Quarter 2019 Teleconference Script May 2, 2019

On Slide 5, lets look at why we believe shareholders should support our proposals.

There are several reasons that we believe this transformation creates the opportunity for greater future total return for our shareholders. As I was discussing regarding the change in our business model and tax status, we believe this could improve our market valuations.

Through my conversations, I realize that many shareholders do not understand the value of eternalizing management. By adopting the more standard business model of BDCs, we create a fixed percentage fee for our operating expenses related to management of our portfolio. Even as the portfolio expands, which is our plan, the fixed fee percentage does not change. For us to make step changes in growth, we believe we would need to invest in staffing ahead of the expansion in our portfolio.

To grow, we would need additional capital also, and that has not been easy to come by. As a very small BDC, the opportunities to increase our SBA leverage have been limited. The investment by East provides us additional capital to grow our portfolio and increase returns. And, the assets being contributed by East are immediately accretive to investment income. We expect that greater scale with the infusion of capital better positions us in the capital markets with an increase in shareholders’ equity and total assets.

To elect RIC status we have to distribute our accumulated earnings and profits since inception that we estimate is about $22 million dollars. We plan to make this distribution, enabled by a portion of East’s investment, as a special dividend of approximately $1.50 per share. To maintain this advantageous tax status, we will be required to distribute greater than 90 percent of our net investment income in dividends to shareholders, subject to board approval.

Importantly, this transformation enables us to be well positioned to drive greater potential returns for our shareholders by building a larger portfolio of income producing assets, growing our capital base, increasing our bottom line and providing ongoing dividends to our shareholders.

Slide 6, summarizes the benefits we believe shareholders will derive from the transactions. We believe that the Board and management went through a process that resulted in a thorough review of strategic alternatives over the last nearly four years and have evaluated a number of alternatives. We have consulted with several experts in this industry and are resolute in our conviction that this transaction is in our shareholders’ best interests.

On Slide 7 I can delve further into the externalization process. There seems to be an impression that Dan and I somehow benefit from this change. I’d suggest to you that we see it differently. We are significant shareholders and a large portion of our net worth is tied up in this Company. We believe that our interest is directly aligned with the shareholders.

The externalization as noted in the proxy statement is expected to reduce annual expenses as a percentage of portfolio assets. We also see the potential of a broader pipeline of investment opportunities, through the Adviser’s expected access to a network of family offices. The investment committee will have the benefit of added talent from East affiliates.

Another benefit from the strategic investment is that we will receive new portfolio investments having a fair value of $11.6 million. Rand management and the board evaluated the assets using processes we use for our own portfolio to come to an agreed fair value. These assets are income producing with a current interest rate of ~12%. This is consistent with our current portfolio. For example, eHealth had an interest rate of 13%. The idea that we were forced to accept whatever loans offered by East without our approval is incorrect. I should note that when we close the deal, the fair value of the assets is agreed upon and any variation to the value from our current assessment is an adjustment to the cash, positive or negative.

Rand Capital Corporation First Quarter 2019 Teleconference Script May 2, 2019

It’s important that we evaluate the alternatives on Slide 8. We have a large investor that is adamantly opposed to this transaction. But, after many conversations and their early knowledge of the plan, they failed to provide an alternative. Most recently, they suggested liquidating the portfolio and that somehow shareholders could get a better return on their investment. They failed to provide a plan to execute a liquidation or to substantiate as to how they derived that value. We would suggest their alternative demonstrates a lack of understanding of our current portfolio and the challenge of liquidation whether quick or over a long period. In fact, your Board considered this alternative and many others that we deemed would destroy current and future value for you.

Most importantly, their option destroys the future potential total return for our shareholders as a transformed organization.

There were factual inaccuracies and unsupported statements in their SEC filings that we have brought to the SEC’s attention. The most significant of which is that User-Friendly Phone Book is a wholly-owned subsidiary of User-Friendly Holding, LLC, whose board of managers is controlled by Jeff Stevenson.

To date, User-Friendly has failed to disclose in its SEC filings that Mr. Stevenson was ordered by the SEC to cease and desist from making fraudulent or misleading disclosures and ordered to pay a civil money penalty to the SEC in the amount of $200,000 in 2018.

Please turn to Slide 9. What we are proposing is what we believe can be a long and fruitful future for Rand and its shareholders. We want to create value, not destroy it and we firmly believe that the route we are proposing will offer that opportunity to you.

Turn to Slide 10. In the interest of time, allow me to briefly touch on our portfolio company, Tilson. As a result of an investment by us and others, the fair value of our investment nearly doubled from year end to $5.0 million, from $2.6 million. Based in Portland, ME, Tilson is expanding its nationwide network infrastructure design-build services and enabling the spin-out and capitalization of its asset ownership affiliate, SQF, which will maintain authority to own and develop telecommunications assets in public rights-of-way throughout the United States. SQF is a leading pole owner and solutions provider for 5G. Supported by Tilson’s real-estate entitlement, engineering, construction and operational capabilities, SQF provides customers with a range of infrastructure options, from single site design-build services to fully outsourced deployment and management nationwide.

Slide 11 provides the industry mix of our diverse portfolio. Year-over-year comparisons as of March 31, show an increase in software which was driven by the addition of Tech 2000 to our portfolio.

On Slide 12 depicts our mix of investments in equity and debt. The debt investments provide the needed cash flow to fund operations, while equity provides future upside potential. Looking forward, anticipating the proposed East investment in Rand, we anticipate a heavier focus on debt-related investments to support an ongoing dividend.

Slide 13 is a snapshot of the top five investments in our portfolio based on values at the end of March. Our portfolio was valued at nearly $32.5 million and includes 29 active companies. Since we last reported, eHealth is no longer part of the portfolio with the repayment of their loan, Tilson is elevated to the top with our recent investment and Rheonix moves back into the top five.

Now, I’d like to turn it over to Dan Penberthy, our Executive Vice President and Chief Financial Officer, to cover the financial results.

Rand Capital Corporation First Quarter 2019 Teleconference Script May 2, 2019

Dan Penberthy: Thanks, Pete, and good afternoon, everyone. If you could please turn to Slide 15, I’ll start with the Net Asset Value per share, or NAV. As Pete mentioned, we finished the quarter with Net Asset Value at $5.06 per share. As you can see on the chart, NAV increased $0.07 per share over the trailing quarter. This increase is primarily attributable to a net increase in the valuations of certain of our portfolio investments, driven by appreciation recorded for Tilson.

On Slide 16 is a summary of our operating performance for the first quarters of 2019 and 2018.

Investment income increased significantly to $719,000 in the first quarter, which is a 98% increase over the prior year’s quarter. The $356 thousand increase was primarily related to $225 thousand in nonrecurring fee income from the eHealth loan repayment.

Our first quarter expenses of $690,000 were up about $100 thousand mostly from investment in professional fees, related to the proposed strategic investment by East.

Net investment gain before income taxes refers to the difference between our investment income and our expenses. This is before changes in the valuations of our investments. Our goal is to reach a breakeven level at that line which we achieved in the quarter.

Below that line, the net realized and unrealized gains or losses on investments drove the $0.07 increase in NAV in the first quarter.

As you can see on Slide 17 we have a solid balance sheet. Its important to note that of our total cash, only $1.9 million is available for corporate use, while $6.8 million is in our SBIC for investments. That includes the $2.25 million draw we made in the quarter. Our portfolio investments are valued at $5.14 per share at the end of the first quarter. Our portfolio growth has benefited from our SBA loan. As of quarter end, we have $1.74 per share that we owe to the SBA. We also have $0.28 per share of other assets, net of liabilities. This comprises our NAV per share of $5.06.

So with that, let’s open up the lines for questions.

Q&A

CLOSING

Pete Grum: Thank you for your time and attention this afternoon. We are very excited about the proposed investment by East, which we believe will transform our organization for the benefit of all shareholders. We ask that you vote “FOR” the proposals being presented for our Special Meeting. Thank you.